Exhibit 99.1
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KONTOOR BRANDS REPORTS STRONGER 2026 FIRST QUARTER RESULTS AND RAISES FULL YEAR OUTLOOK;
ANNOUNCES PLANNED DIVESTITURE OF LEE AND $750 MILLION SHARE REPURCHASE PROGRAM

During the first quarter, the Company initiated a competitive process to divest the Lee business. As a result, the Company’s first quarter results and updated 2026 outlook reflect the presentation of the Lee business as discontinued operations.

Key Highlights
•First quarter revenue including the contribution from discontinued operations was $808 million. Revenue from Lee of $195 million now reported in discontinued operations. First quarter revenue from continuing operations of $613 million exceeded expectations driven by 4 percent growth in Wrangler and 16 percent growth in Helly Hansen on a pro-forma basis
•First quarter reported EPS including the contribution from discontinued operations was $1.65. First quarter adjusted EPS including the contribution from discontinued operations was $1.55. First quarter adjusted EPS from continuing operations was $1.06
•Full year revenue outlook including the contribution from discontinued operations is now expected to be in the range of $3.41 to $3.46 billion ($3.40 to $3.45 billion prior). Expected revenue from Lee of approximately $750 million now reported in discontinued operations. Full year revenue outlook from continuing operations is now expected to be in the range of $2.66 to $2.71 billion driven by growth in Wrangler and Helly Hansen
•Full year adjusted EPS outlook including the contribution from discontinued operations is now expected to be in the range of $6.60 to $6.70 ($6.40 to $6.50 prior)
•The Company announced plans to divest the Lee business to sharpen strategic focus on its largest growth assets and enhance capital allocation optionality
•The Company’s Board of Directors approved a new $750 million share repurchase authorization

GREENSBORO, N.C. - May 7, 2026 - Kontoor Brands, Inc. (NYSE: KTB) today reported financial results for its first quarter ended April 4, 2026.

“Our strong first quarter results reflect the power of our operating model combined with strong execution,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “Wrangler drove another quarter of broad-based growth and market share gains, and Helly Hansen delivered better-than-expected revenue and profitability. Our decision to divest Lee enables sharper focus on the opportunities with greatest potential to maximize shareholder returns as we align the Kontoor brand portfolio to a higher growth profile.”

“Our updated outlook reflects better than expected first quarter results and improving visibility for Wrangler and Helly Hansen,” added Joe Alkire, Kontoor Brands’ Executive Vice President, Chief Financial Officer and Global Head of Operations. “Our planned divestiture of the Lee business is in an advanced state and has attracted interest from multiple parties. We are confident in our ability to successfully complete a transaction this year, resulting in significantly more capital allocation optionality and accelerated growth as we drive enhanced shareholder returns into 2027 and beyond.”

Planned Divestiture of the Lee Business

During the first quarter of 2026, the Company initiated a competitive process to divest the Lee business. The process has attracted interest from multiple parties and the Company anticipates entering into a definitive agreement to divest the Lee business in 2026. As a result, the Company has reported the results of the Lee business in discontinued operations.

The Company expects the divestiture of Lee to be immaterial to earnings per share over a 12-to-18-month period. The earnings contribution of the Lee business will be offset through strong capital deployment and mitigation of overhead and other expenses through restructuring and other mitigating cost actions to offset the costs that were previously allocated to the Lee business.

First Quarter 2026 Income Statement from Continuing Operations Review

Revenue from continuing operations was $613 million and increased 45 percent compared to prior year, including the contribution from the acquisition of Helly Hansen completed in the second quarter of 2025.

Wrangler brand global revenue was $436 million and increased 4 percent compared to prior year. Wrangler U.S. revenue increased 1 percent, driven by a 6 percent increase in direct-to-consumer and a 1 percent increase in wholesale. Wrangler international revenue increased 20 percent compared to prior year, driven by a 38 percent increase in direct-to-consumer and a 17 percent increase in wholesale.

Helly Hansen global revenue was $176 million. Sport and Workwear revenue was $120 million and $45 million, respectively. Musto brand revenue was $11 million.

Gross margin from continuing operations on a reported basis increased 810 basis points to 53.7 percent. On an adjusted basis, gross margin from continuing operations increased 470 basis points to 50.6 percent compared to prior year, driven by the impact of Helly Hansen, the benefits of Project Jeanius and channel mix, partially offset by increased product costs, net of pricing actions. Adjusted gross margin includes $1 million of overhead and other expenses that were previously allocated to the Lee business.

Selling, General & Administrative (SG&A) expenses from continuing operations were $239 million, or 39.0 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses from continuing operations were $224 million, or 36.5 percent of revenue. The increase in SG&A expenses was driven by the impact of Helly Hansen, higher demand creation and direct-to-consumer investments and volume-based variable expenses, partially offset by the benefits from Project Jeanius. Adjusted SG&A expenses include $7 million of overhead and other expenses that were previously allocated to the Lee business.

Operating income from continuing operations was $90 million on a reported basis. On an adjusted basis, operating income from continuing operations was $87 million and increased 60 percent compared to prior year. Operating income includes $8 million of overhead and other expenses that were previously allocated to the Lee business.

Earnings per share (EPS) from continuing operations was $1.09 on a reported basis. On an adjusted basis, EPS from continuing operations was $1.06, including a $0.26 contribution from Helly Hansen. Adjusted EPS includes $0.11 of overhead and other expenses that were previously allocated to the Lee business.

Balance Sheet and Liquidity from Continuing Operations Review

The Company ended the first quarter with $56 million in cash and cash equivalents, and $1.14 billion in long-term debt. At the end of the first quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $493 million available for borrowing against this facility.

Inventory at the end of the first quarter was $464 million, including the contribution of inventory from Helly Hansen.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.53 per share, payable on June 18, 2026, to shareholders of record at the close of business on June 8, 2026.

The Company returned $54 million to shareholders through dividends and share repurchases during the first quarter, including the repurchase of $25 million of common stock.

Share Repurchase Authorization

The Company’s Board of Directors has authorized a share repurchase program of up to $750 million of the Company’s common stock. The new repurchase authorization replaces the existing share repurchase program announced on December 11, 2023.

“Our $750 million share repurchase program reflects the confidence we have in our business moving forward and the opportunities to generate significant value from our sharper brand portfolio,” said Scott Baxter, President, Chief Executive Officer and Chairman of Kontoor Brands. “We remain committed to returning cash to shareholders while maintaining an unrelenting focus on delivering superior total shareholder return over time.”

The timing and amount of repurchases will be determined by the Company based on its evaluation of market conditions, continued compliance with its debt covenants and other factors. The program does not have an expiration date but may be suspended, modified or terminated at any time without prior notice. The Company expects to fund repurchases through cash flow generated from operations and expected proceeds from the planned divestiture of the Lee brand.

Tariff Update

Following the U.S. Supreme Court’s decision that the International Emergency Economic Powers Act (“IEEPA”) does not authorize tariffs, the U.S. Court of International Trade has ordered U.S. Customs and Border Protection to refund IEEPA duties.

The Company believes it is probable that it will recover the IEEPA tariffs previously paid and therefore has recognized a net receivable of $54 million as of March 2026. As a result, during the first quarter of 2026, the Company reduced cost of goods sold by approximately $49 million on a reported basis, representing the reversal of expense for IEEPA tariffs on inventory previously sold. Of the $49 million reduction in cost of goods sold, $29 million was related to tariffs expensed in 2025. On an adjusted basis, the Company has excluded the impact of the reversal of expense for 2025-related IEEPA tariffs on first quarter results and in the updated 2026 outlook.

The Company’s outlook assumes a 15 percent reciprocal tariff rate on applicable inventory receipts for the remainder of 2026. For applicable inventory receipts effective February 24, 2026, a 10 percent reciprocal tariff rate applied, which remains in effect. Applicable inventory owned prior to February 24, 2026 is exempt from reciprocal tariffs. The Company’s updated outlook includes the impact from increases in tariffs on all countries from which the Company sources product, with the exception of Mexico. Based on currently available information, the Company’s imports from Mexico to the U.S. remain exempt under USMCA.

The Company is evaluating the impact of the United States and Bangladesh reciprocal trade framework. The Company utilizes U.S. grown cotton in more than 80 percent of products sourced from Bangladesh which may qualify for a duty exemption under the trade framework.

Updated Full Year 2026 Outlook from Continuing Operations

The Company’s updated full year 2026 outlook reflects the impact of the planned divestiture of the Lee business, which is now reported in discontinued operations.

•Revenue including the expected contribution from discontinued operations is now anticipated to be in the range of $3.41 to $3.46 billion. This compares to the prior outlook range of $3.40 to $3.45 billion. Lee revenue is expected to approximate $750 million and is now reported in discontinued operations. Revenue from continuing operations is expected to be in the range of $2.66 to $2.71 billion.

•Adjusted EPS including the expected contribution from discontinued operations is now anticipated to be in the range of $6.60 to $6.70. This compares to the prior outlook range of $6.40 to $6.50. The expected EPS contribution from the Lee business now reported in discontinued operations is approximately $0.90, or approximately $1.45 including the impact of $0.55 of overhead and other expenses previously allocated to the Lee business that were reported in continuing operations.

Adjusted EPS from continuing operations is expected to be in the range of $5.15 to $5.25, including the impact of approximately $0.55 of unmitigated overhead and other expenses that were previously allocated to the Lee business.

The Company expects the divestiture of Lee to be immaterial to earnings per share over a 12-to-18-month period. The earnings contribution of the Lee business will be offset through strong capital deployment and mitigation of overhead and other expenses, through restructuring and other mitigating cost actions to offset the costs that were previously allocated to the Lee business.

	Prior 2026 Outlook	Updated 2026 Outlook
Revenue including discontinued operations	$3.40 to $3.45 billion	$3.41 to $3.46 billion
Lee revenue reported in discontinued operations	$0.75 billion	$0.75 billion
Revenue from continuing operations	$2.65 to $2.70 billion	$2.66 to $2.71 billion
Adjusted EPS including discontinued operations	$6.40 to $6.50	$6.60 to $6.70
Less: EPS of discontinued operations before reclass of allocated expenses		$0.90
Adjusted EPS from continuing operations before reclass of allocated expenses		$5.70 to $5.80
Less: EPS impact of reclass of allocated expenses		$0.55
Adjusted EPS from continuing operations		$5.15 to $5.25

The Company’s full year 2026 outlook from continuing operations also includes the following assumptions.

•Adjusted gross margin is expected to be in the range of 48.3 percent to 48.5 percent, representing an increase of 180 to 200 basis points compared to prior year. The benefits from Project Jeanius, channel and product mix, and the mix benefit from Helly Hansen are expected to more than offset the impact from increases in product costs, net of pricing actions.

•Adjusted SG&A expenses, including the unmitigated impact of expenses previously allocated to the Lee business, are expected to increase approximately 18 percent compared to prior year, including the annualization of Helly Hansen expenses and an increase in investment in demand creation and other strategic growth initiatives, offset by the benefits of Project Jeanius and the impact of the 53rd week in prior year.

•Adjusted operating income, including the unmitigated impact of expenses previously allocated to the Lee business, is expected to be in the range of $411 to $418 million, representing an increase of 15 percent to 17 percent compared to prior year.

•Capital expenditures are expected to be approximately $40 million.

•The Company expects an effective tax rate of approximately 20 percent on adjusted earnings, including the benefit of synergies from Helly Hansen. For the first half of 2026, the Company expects an effective tax rate of approximately 25 percent.

•Interest expense is expected to be approximately $55 million. The outlook for interest expense does not include the impact of potential additional voluntary debt repayments with a portion of the expected proceeds from the planned divestiture of the Lee business.

•Other expense is expected to be approximately $15 million.

•Average shares outstanding are expected to be approximately 56 million. The outlook for average shares outstanding does not include the impact of potential additional share repurchases from the expected proceeds from the planned divestiture of the Lee business.

•The Company now expects cash from operations of approximately $450 million, including the expected contribution from the Lee business which is reported in discontinued operations.

•The Company expects to make voluntary term loan payments of $225 million, excluding the impact of potential additional voluntary debt repayments with a portion of the expected proceeds from the planned divestiture of the Lee business. The Company expects to achieve a net leverage ratio below 1.5 times on a continuing operations basis by year-end.

Webcast Information

Kontoor Brands will host its first quarter 2026 conference call beginning at 8:30 a.m. Eastern Time today, May 7, 2026. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

This release refers to “adjusted”, “organic” and “constant currency” amounts from 2026 and 2025, which are further described in the sections below. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2026 represent (i) business optimization activities associated with the continued execution of Project Jeanius, (ii) acquisition and integration-related costs associated with the Helly Hansen acquisition and, (iii) excluding the impact of the reversal of expense for 2025 IEEPA-related tariffs on first quarter of 2026 results. Adjustments during 2025 represent (i) restructuring and transformation costs related to business optimization activities associated with Project Jeanius, (ii) actions to streamline and transfer select production within our internal manufacturing network and, (iii) acquisition and integration-related costs associated with the Helly Hansen acquisition. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Organic Amounts - This release refers to “organic” amounts, which represent operating results excluding contributions from the Helly Hansen® and Musto® brands.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a portfolio of three of the world’s most iconic lifestyle, outdoor and workwear brands: Wrangler®, Lee® and Helly Hansen®. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inconsistent consumer demand despite recent declines in interest rates, fluctuating foreign currency exchange rates, moderating inflation and global supply chain issues, as well as the ongoing impact of tariffs and uncertainty regarding the outcome of trade negotiations, import/export regulations and tariff policies, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company's business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in integrating Helly Hansen and/or in achieving the expected growth, cost savings and/or synergies from the acquisition; potential risks and uncertainties in completing the sale of the Lee business, if at all, and potential risks in segregating and disposing of the Lee business and the Company’s ability to mitigate any stranded costs from the potential disposition; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products, including as a result of tariffs and reciprocal tariffs; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company’s implementation of Project Jeanius; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Global Brand & Operations Finance and Corporate Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Senior Director, Corporate Communications
Julia.Burge@kontoorbrands.com

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KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March		%
(Dollars and shares in thousands, except per share amounts)	2026	2025	Change
Net revenues	$613,322	$423,001	45%
Costs and operating expenses
Cost of goods sold	283,948	230,267	23%
Selling, general and administrative expenses	239,269	161,365	48%
Total costs and operating expenses	523,217	391,632	34%
Operating income	90,105	31,369	187%
Interest expense	(16,084)	(9,808)	64%
Interest income	2,184	3,319	(34)%
Other expense, net	(2,602)	(10,293)	(75)%
Income from continuing operations before income taxes	73,603	14,587	405%
Income taxes	(17,964)	(4,338)	314%
Income from equity method investment	5,399	—	*
Income from continuing operations	61,038	10,249	496%
Income from discontinued operations, net of tax	31,401	32,633	(4)%
Net income	$92,439	$42,882	116%

Earnings per common share - basic
Continuing operations	$1.10	$0.18
Discontinued operations	$0.57	$0.59
Total earnings per common share - basic	$1.67	$0.77

Earnings per common share - diluted
Continuing operations	$1.09	$0.18
Discontinued operations	$0.56	$0.58
Total earnings per common share - diluted	$1.65	$0.76

Weighted average shares outstanding
Basic	55,222	55,355
Diluted	55,996	56,059
* Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended March 2026 and March 2025 correspond to the 13-week fiscal periods ended April 4, 2026 and March 29, 2025, respectively. References to March 2026, December 2025 and March 2025 relate to the balance sheets as of April 4, 2026, January 3, 2026 and March 29, 2025, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 2026	December 2025	March 2025
ASSETS
Current assets
Cash and cash equivalents	$56,411	$77,215	$320,790
Accounts receivable, net	244,996	209,419	131,958
Inventories	463,501	435,945	298,810
Prepaid expenses and other current assets	99,156	102,056	57,371
Current assets of discontinued operations	259,335	256,481	278,849
Total current assets	1,123,399	1,081,116	1,087,778
Property, plant and equipment, net	112,657	113,285	82,955
Operating lease assets	124,193	110,330	18,931
Intangible assets, net	450,206	445,584	6,791
Goodwill	459,211	451,006	129,034
Other assets	215,292	212,294	176,045
Other assets of discontinued operations	165,117	169,057	174,145
TOTAL ASSETS	$2,650,075	$2,582,672	$1,675,679
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$13,125	$8,750	$—
Accounts payable	240,111	195,560	$161,240
Accrued and other current liabilities	192,209	237,864	112,481
Operating lease liabilities, current	29,763	22,418	10,328
Current liabilities of discontinued operations	125,808	129,035	107,091
Total current liabilities	601,016	593,627	391,140
Operating lease liabilities, noncurrent	101,865	95,422	10,464
Other liabilities	168,091	164,431	77,484
Long-term debt	1,130,622	1,134,579	735,640
Other liabilities of discontinued operations	29,612	29,746	34,279
Total liabilities	2,031,206	2,017,805	1,249,007
Commitments and contingencies
Total equity	618,869	564,867	426,672
TOTAL LIABILITIES AND EQUITY	$2,650,075	$2,582,672	$1,675,679

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March
(In thousands)	2026	2025
OPERATING ACTIVITIES
Net income	$92,439	$42,882
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,338	9,637
Stock-based compensation	6,571	14,462
Other, including working capital changes	(68,087)	10,644
Cash provided by operating activities	46,261	77,625
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(5,963)	(2,732)
Capitalized computer software	(2,383)	(1,530)
Proceeds from sale of assets	7,242	—
Proceeds from deferred purchase price settlements	5,601	—
Other	(592)	(527)
Cash provided (used) by investing activities	3,905	(4,762)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	22,500	—
Repayments under revolving credit facility	(22,500)	—
Repayments of term loan	—	(5,000)
Repurchases of Common Stock	(25,000)	—
Dividends paid	(29,339)	(28,824)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(15,154)	(4,052)
Cash used by financing activities	(69,493)	(37,876)
Effect of foreign currency rate changes on cash and cash equivalents	(2,009)	(12,343)
Net change in cash and cash equivalents	(21,336)	22,644
Cash and cash equivalents – beginning of period	108,442	334,066
Cash and cash equivalents – end of period	$87,106	$356,710

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended March		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2026	2025
Segment revenues:
Wrangler	$435,839	$420,246	4%	2%
Helly Hansen	165,480	—	*	*
Total reportable segment revenues	601,319	420,246	43%	37%
Other revenues (b)	12,003	2,755	336%	289%
Total net revenues	$613,322	$423,001	45%	39%
Segment profit
Wrangler	$121,769	$86,848	40%
Helly Hansen	19,653	—	*
Reconciliation to income before income taxes:
Corporate and other expenses	(53,704)	(65,555)	(18)%
Interest expense	(16,084)	(9,808)	64%
Interest income	2,184	3,319	(34)%
Loss related to other revenues (b)	(215)	(217)	*
Income from continuing operations before income taxes	$73,603	$14,587	405%
(a) Refer to constant currency definition on the following pages.
(b) We report an “Other” category to reconcile segment revenues to total net revenues and segment profit to income before income taxes, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of the Musto® and Chic® brands, as well as other company-owned brands and private label apparel, and the associated costs.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Continuing Operations - Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended March 2026
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$435,839	$(5,443)	$430,396
Helly Hansen	165,480	(20,417)	145,063
Total reportable segment revenues	601,319	(25,860)	575,459
Other revenues	12,003	(1,278)	10,725
Total net revenues	$613,322	$(27,138)	$586,184
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended March
(Dollars in thousands, except per share amounts)	2026	2025

Net revenues - as reported under GAAP	$613,322	$423,001
Contribution from Helly Hansen (a)	176,010	—
Organic net revenues	$437,312	$423,001

Cost of goods sold - as reported under GAAP	$283,948	$230,267
Restructuring and transformation costs (b)	(2,828)	(1,348)
U.S. Customs 2025 tariffs (c)	21,696	—
Adjusted cost of goods sold	302,816	228,919
Contribution from Helly Hansen (a)	77,951	—
Adjusted organic cost of goods sold	$224,865	$228,919

Selling, general and administrative expenses - as reported under GAAP	$239,269	$161,365
Restructuring and transformation costs (b)	(2,858)	(11,156)
Acquisition and integration-related costs (d)	(12,708)	(10,326)
Adjusted selling, general and administrative expenses	223,703	139,883
Contribution from Helly Hansen (a)	79,033	—
Adjusted organic selling, general and administrative expenses	$144,670	$139,883

Other expense, net - as reported under GAAP	$(2,602)	$(10,293)
Acquisition and integration-related costs (d)	60	8,865
Adjusted other expense, net	$(2,542)	$(1,428)

Diluted earnings per share from continuing operations - as reported under GAAP	$1.09	$0.18
Restructuring and transformation costs (b)	0.05	0.18
U.S. Customs 2025 tariffs (c)	(0.20)	—
Acquisition and integration-related costs (d)	0.12	0.26
Adjusted diluted earnings per share from continuing operations	$1.06	$0.62
Contribution from Helly Hansen (a)	0.26	—
Adjusted organic diluted earnings per share from continuing operations	$0.80	$0.62

Adjusted diluted earnings per share from continuing operations	$1.06	$0.62
Adjusted contribution from discontinued operations	0.49	0.58
Adjusted diluted earnings per share	$1.55	$1.20

Net income from continuing operations - as reported under GAAP	$61,038	$10,249
Income taxes	17,964	4,338
Interest expense	16,084	9,808
Interest income	(2,184)	(3,319)
EBIT from continuing operations	$92,902	$21,076
Depreciation and amortization	13,752	7,349
EBITDA from continuing operations	$106,654	$28,425
Restructuring and transformation costs (b)	5,686	12,504
U.S. Customs 2025 tariffs (c)	(21,696)	—
Acquisition and integration-related costs (d)	12,768	19,191
Adjusted EBITDA from continuing operations	$103,412	$60,120
As a percentage of total net revenues	16.9%	14.2%

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) Contribution from Helly Hansen represents the adjusted operating results from the Helly Hansen® and Musto® brands.
(b) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(c) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(d) See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended March
	2026			2025
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	Adjusted Organic	GAAP	Adjusted

Net revenues	$613,322	$613,322	$437,312	$423,001	$423,001

Gross margin	$329,374	$310,506	$212,447	$192,734	$194,082
As a percentage of total net revenues	53.7%	50.6%	48.6%	45.6%	45.9%

Selling, general and administrative expenses	$239,269	$223,703	$144,670	$161,365	$139,883
As a percentage of total net revenues	39.0%	36.5%	33.1%	38.1%	33.1%

Operating income from continuing operations	$90,105	$86,803	$67,777	$31,369	$54,199
As a percentage of total net revenues	14.7%	14.2%	15.5%	7.4%	12.8%
Diluted earnings per share from continuing operations	$1.09	$1.06	$0.80	$0.18	$0.62

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. These adjusted and adjusted organic presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue - Continuing Operations
(Unaudited)

	Three Months Ended March 2026
	Revenues - As Reported
(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$339,098	$16,840	$1,605	$357,543
International Wholesale	52,843	100,972	8,265	162,080
Direct-to-Consumer	43,898	47,668	2,133	93,699
Total	$435,839	$165,480	$12,003	$613,322

Geographic revenues
U.S.	$373,749	$36,154	$1,876	$411,779
International	62,090	129,326	10,127	201,543
Total	$435,839	$165,480	$12,003	$613,322

	Three Months Ended March 2025
	Revenues - As Reported
(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$335,504	$—	$2,609	$338,113
International Wholesale	45,225	—	—	45,225
Direct-to-Consumer	39,517	—	146	39,663
Total	$420,246	$—	$2,755	$423,001

Geographic revenues
U.S.	$368,302	$—	$2,755	$371,057
International	51,944	—	—	51,944
Total	$420,246	$—	$2,755	$423,001

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information - Continuing Operations
(Unaudited)

	Three Months Ended March
	2026	2025	2026 to 2025
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$373,749	$368,302	1%	1%
Helly Hansen U.S.	36,154	—	*	*
Other U.S.	1,876	2,755	(32)%	(32)%
Total U.S. revenues	$411,779	$371,057	11%	11%

Wrangler International	$62,090	$51,944	20%	9%
Helly Hansen International	129,326	—	*	*
Other International	10,127	—	*	*
Total International revenues	$201,543	$51,944	288%	236%

Global Wrangler	$435,839	$420,246	4%	2%
Global Helly Hansen	165,480	—	*	*
Global Other	12,003	2,755	336%	289%
Total revenues	$613,322	$423,001	45%	39%
* Calculation not meaningful.

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Revenue from Continuing and Discontinued Operations
(Unaudited)

	Three Months Ended March
	2026	2025

(Dollars in thousands)
Revenue - continuing operations	$613,322	$423,001
Revenue - discontinued operations	194,288	199,900
Total	$807,610	$622,901

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted and Adjusted Organic Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended March 2026, restructuring and transformation costs included $2.8 million related to the closure of a portion of our manufacturing facilities which was recorded to "cost of goods sold", and $2.9 million related to business optimization activities associated with Project Jeanius recorded to "selling, general and administrative expenses." Total restructuring and transformation costs resulted in a corresponding tax impact of $1.3 million for the three months ended March 2026.
During the three months ended March 2025, restructuring and transformation costs included $11.6 million related to business optimization activities and $0.9 million related to streamlining and transferring select production within our internal manufacturing network. Total restructuring and transformation costs resulted in a corresponding tax impact of $2.9 million for the three months ended March 2025.
(2) In February 2026, the U.S. Supreme Court issued a ruling that tariffs imposed under the International Emergency Economic Powers Act ("IEEPA") on goods imported into the United States were unauthorized, effectively invalidating IEEPA-based tariffs that had been in effect since the second quarter of 2025. We concluded it is probable that we will recover the IEEPA tariffs previously paid and therefore have recognized a net receivable of $53.7 million as of March 2026. As a result, during the three months ended March 2026, we reduced cost of goods sold by approximately $49.0 million, representing the expense for IEEPA tariffs on inventory previously sold to customers since the time the tariffs were enacted in the second quarter of 2025. Additionally, we reduced inventory by $4.7 million for tariffs that were remaining in inventory costs. The expected refund amount of $21.7 million associated with IEEPA tariffs previously expensed in 2025 has been adjusted from the three months ended March 2026 results, and resulted in a corresponding tax impact of $5.1 million.
(3) During the three months ended March 2026, integration-related costs associated with Helly Hansen included $12.8 million of professional and other fees. Integration-related costs resulted in a corresponding tax impact of $3.0 million for the three months ended March 2026.